Exhibit 99.2

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

August 5, 2009

7:00 a.m. CT

Operator:

Good morning. My name is (Laurie) and I will be your conference operator. At this time, I would like to welcome everyone to the Fortress Second Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. I will now turn the call over to Lilly Donohue. Please go ahead.

Lilly Donohue:

Thanks, (Laurie). Good morning, everyone. I just want to welcome all of you to our second quarter earnings conference call. Joining me today is Wes Edens, Pete Briger, Mike Novogratz, Dan Bass, and also in attendance we have Dan Mudd, our new CEO effective next week.

I just want to quickly point out that statements today, which are not historical facts, may be forward-looking statements. Our actual results may differ materially from the estimates or expectations in any forward-looking statements. These statements represent the company’s beliefs regarding events that by their nature are uncertain and outside of the company’s control. I would encourage you to review the forward-looking statement disclaimer in our quarterly earnings press release, including the recommendation to review the risk factors that are contained in our annual and quarterly reports that are filed with the SEC.

With that, I’d like to turn it over to Wes Edens. Wes?

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

Wes Edens:

Great. Thanks, Lilly, and good morning everyone. Thanks for joining our 2009 second quarter earnings call. The second quarter was an excellent quarter for us. It’s our best in the past year and it results in a very solid start for the first half of 2009.

Before I turn to the quarter and update you on the businesses, I’d like to take a few minutes to welcome Dan Mudd, our new Chief Executive Officer as of next week. Bringing in Dan is a great result for us. This is a product of a series of discussions we’ve had over many months internally, as the principals and I have talked about the right management structure for our company, and we agreed that it’s important to separate out the day-to-day management and all the responsibilities of a public company from the actual investing of the capital.

Dan is someone Pete and I’ve known for many years and he has the right experience. Not only is Dan a top tier institutional manager, but we’ve known him as a partner, operator, investor and as a Board member since our beginning. We’re all excited here at Fortress to have Dan in this new role, and we strongly believe that he will be a catalyst to help us achieve our ambitions and our potential as a firm. So, welcome, Dan, all good.

Now a few words about the quarter. As I said, we had a very strong second quarter and we continue to have strong performance in the first month of the third quarter. The highlights are that the funds posted very positive returns across the firm. We closed on a large advisory assignment. We’ve made progress on several new business initiatives, most notably including the new Asian fund, our first in the region, and we’re making headway bringing the fresh capital into the firm.

Let me walk through some of the key financial highlights and detail each business segment, and then I’ll turn it over to Dan Bass to review the financial results in more detail.

So, first the results. As I said earlier, our second quarter was our strongest quarter in the past year. First, our assets under management ended the quarter at $31 billion.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

Operator:	Ladies and gentlemen, this is the operator. I apologize, but there will be a slight delay in today’s conference call. Please hold and the call will resume momentarily.

Lilly Donohue:	Sorry about the technical difficulties. Our lines just cut off. Wes, do you want to continue?

Wes Edens:

In spite of the – we lost the line, no problems. We actually did have a very good quarter. So let me – I’m not sure exactly where this cut off, so let me just walk through the operating results for the quarter. And if I repeat anything, I apologize, and we’ll kind of go from there.

For the second quarter, you know it was our strongest quarter in the past year. First of all, our assets under management ended the quarter at $31 billion, up 4- 1/2 billion or 17 percent from the 26- 1/2 billion that we closed at the end of the first quarter. The increase is primarily a result of a positive investment performance across all three businesses and the closing of the management of a large credit hedge fund.

Secondly, we generated 53 million of fund management distributable earnings, which is up from 44 million in the first quarter or 20 percent higher. We generated 59 million of pretax DE which is the measure that we focus most closely on, which includes our balance sheet investment portfolio here at Fortress. That’s up from $9 million generated in the same numbers in the first quarter.

This quarter we also earned incentive income of $7 million, though the fees were modest it moved in the right direction. As you know as our funds continue to produce positive returns we raise additional capital, our potential to earn significant performance fees will increase in 2010 and beyond. As for our direct investment portfolio at Fortress, it’s up approximately eight percent since the last quarter, primarily due to positive hedge fund performance and increased valuations in our private equity funds and associated investments.

Lastly, as you know, back in May, we raised $220 million of net equity capital through a common stock offering, half of the proceeds of which we used to

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

pay down our credit facility. As of today we have approximately $410 million in outstanding debt and approximately $100 million in cash, so net debt just a shade over $300 million, which puts our balance sheet and liquidity in a real place of strength.

So at the corporate level I’d summarize by saying we’re seeing positive albeit early momentum on key indicators. We structured our management responsibilities to increase focus in this environment and we’ve once again been able to successfully access the public capital markets. Now let me just spend a few minutes on the performance of each of the businesses starting with liquid hedge funds.

Liquid hedge funds at Fortress we have a total of $4.6 billion in capital, and approximately $3.7 billion in our macro fund and then approximately $900 million in our commodities fund. During the second quarter and up through the end of July, we’ve raised several hundred million dollars across these funds in new capital.

Mike and Adam have been very focused on rebuilding and restructuring the global macro fund since the beginning of this year and we’re very pleased that we made significant progress on earning back the funds high watermark and returning capital from the SPV that we set up back in January. For the second quarter the Drawbridge Global Macro Fund was up 5.8 percent net, up 11.3 percent net through the end of June and through the end of July is up to 14.8 percent, so just under 15 percent, so approximately  2/3 of the way back to the high watermark.

In addition as part of the restructuring we launched a new Fortress Macro Fund in May. That fund was up 3.2 percent through June 30th and at the end of July was up 5- 1/2 percent net. The credit and hybrid funds had a very-very significant quarter. For the quarter, our credit funds ended with $12.7 billion of assets under management up from $8.5 billion at the end of the first quarter. The increase in assets under management was primarily driven by the closing of the management of the Zwirn fund as well as increased investment of our initial private equity credit funds and our new fund in Japan. So a lot going on in credit businesses here.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

Today our hybrid businesses have a team of over 350 professionals, which includes over 100 professionals recently integrated to focus on the management and liquidation of the Zwirn fund. In addition to the people we’ve added approximately 80 new investors, you know from this assignment. The main fund had a good quarter and was up 7.3 percent net, that bring the total return for the fund to 10.7 percent net to-date through the end of June and although we’ve not finalized numbers the funds positive performance trend continues in the month of July having another excellent month.

As I mentioned in our last earnings call, we started to develop a few new capital formation initiatives. In June we launched our Asia fund and have already had several closing. In these tough markets where capital is scarce being able to start a new business in a new region for us is something we’re very proud of. This fund is the first we have raised and invest purely in Asia and will be the corner stone of what we believe will be a very important focus to the firm in the coming months and years.

(Tom Taulli) based in Tokyo heads up our investment team there working for Pete and his group here. We’re particularly excited about this opportunity, because it leverages our strategic relationship with Nomura our largest investor at Fortress. They are very helpful in the capital formation for the fund. The fund has already closed in its first investment.

We purchased a portfolio of 1,200 whole loans in Japan, so we bought as part of the bankruptcy process, the Lehman Brothers subsidiary. We expect to continue to grow this business and look forward to updating on our progress in Asia. We don’t know the size of the fund – the final size of the fund as we do anticipate future closings.

We’ve also had a first closing for our successor credit fund, FCO II in July. We pushed forward the first closing as we were funding on the acquisition of a portfolio of loans and the servicing platform in Spain. Similar to FCO I, this fund will be used to make opportunistic investments in distressed and undervalued credits around the world.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

We expect to have a number of closings into the fund as is typical with these type of private equity funds with the final closing sometime in the next year or so. As we expect multiple closings, we don’t yet know the final size of the fund, but we expect it to be significant.

Private equity, you know our private equity business has also experienced a strong quarter, one of the best in the last two years. Assets under management was $13.8 billion at quarter end, during the quarter we had excellent operating results in a number of our largest investments, and particularly in senior living and our apartment company in Germany.

In addition, we have successfully refinanced and/or extended the maturities of debt in a number of our companies, you know two notable financings that point you towards for the issuance is $740 million in high yields from our railroad company in May and the refinancing of Florida East Coast, the financing which we completed right at the end of July.

The high yield and equity pass in our public markets were very active in the second quarter and we took full advantage of that to raise capital for several of our companies. In addition, we recently filed for an IPO for RailAmerica, which is the short line railroad company that we own.

If the IPO comes off as we anticipate later this year, it will be the first from one of our portfolio companies in several years, further signs of the healing of capital markets. Also in the second quarter the market values in our public portfolio companies are up significantly, increasing approximately 53 percent compared to the end of the first quarter.

In addition, since June 30th, through the closing yesterday our public portfolio companies are up another 13 percent, so very substantial increase in the valuations in the public companies. While we’re pleased with this positive movement in stock prices, we continue to remain focused on the underlying performance of the companies.

With strength in balance sheets we begin to look closely at growing these businesses opportunistically through acquisitions and are very engaged in a number of initiatives. I look forward to be able to report to you more on this in the coming quarters.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

Just a few words on the market overall, for the second quarter the S&P index was up 15.2 percent, the best quarterly performance in the last 10 years. And even with the gains in the month of July, the Dow is still down 36 percent from its peak in October of 2007. While some economic data continues to show weakness, the rate of economic contraction has clearly slowed and a number of indicators have begun to turn positive. There are even signs that the housing market may finally be bottoming out.

Credit markets are starting to function again as credit worthy companies are now able to borrow at reasonable rates, while that’s not to say that we’re clearly on the way to a material recovery of the economy but the equity and debt markets are beginning to stabilize and become functional again.

One sector that we have been and continue to be really focused on is the banking sector, which although in much better shape than was just a few months ago, in our view still has much recapitalization and restructuring ahead of it. There has been approximately 56 billion in capital raised for the banking sector in equity this year, but of that 97 percent of the capital was raised for only 15 institutions.

So with approximately 8,300 banks in the United States, there are still many hundreds if not thousands that need capital that have not been able, and yet to access it. And being the solution provider in this sector it is something that we are very interested in and continue to work hard on although until some of the rules regarding the investments in banks are clarified, it’s difficult to commit capital given the uncertainty.

Hopefully, there will be a constructive resolution of the parameters which govern investment in banks soon and this will be a significant area of activity for us in the future.

So, in summary, looking ahead, it’s never been more important to single-mindedly focus on existing investments and position the firm for unprecedented investment opportunities over the next five years, the great liquidation, as we call it here.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

Pete, and I, and others collectively have made a career out of investing in distressed markets and this market aligns the key area of our expertise and we hope to capitalize on our past experiences you know in the future for our investors. We look forward to updating you on progress in the coming quarters and with that let me turn it over to Dan Bass. Dan?

Dan Bass:

Thanks, Wes, and good morning everybody. During the second quarter we saw return to the positive trend for AUM, as we were able to capitalize on the renewed interest of investors based on the performance of our funds and our investment expertise, as it relates to the opportunities we’re seeing in the marketplace.

We had very strong performance virtually across the board and we have positive quarterly financial results. In addition, we successfully raised common equity, as Wes mentioned, at the FIG level, with the effect of continuing the deleveraging process of our balance sheet.

Let me discuss each of the following highlights in more detail: Assets under management, fund performance, distributable earnings, and the – and activity on our balance sheet.

Assets under management increased 4.5 billion during the quarter at 31 billion as of the end of the quarter. This increase was driven by two primary sources; new capital raises, net of redemptions, which includes the DB Zwirn transaction and asset growth within our funds due to performance.

As I mentioned in my introduction, we see new momentum on many fronts for capital formation and are benefiting from our global reach and relationships. Within our liquid hedge funds we started our new Fortress Macro Fund in May and had new capital inflows in excess of 200 million during the last four months, of which 100 million was raised during the quarter.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

Through the end of July our hybrid business has raised approximately 275 million in newly created funds, focusing on Asia real estate and credit, of which 135 million was raised during the second quarter.

Additionally, as you’re aware, on June 1st, we took over management of the Value Recovery Funds, formerly called the DB Zwirn Special Opportunities Funds. The Value Recovery Funds and managed assets added 3.1 billion of capital to our AUM.

The terms of the management agreement include that we are reimbursed for all costs related to the management of the funds. We receive management fees equal to 1 percent of the gross collections and a fee on certain managed assets, and we also may receive limited incentive income as aggregate realizations exceed an agreed threshold.

Another contributor to AUM growth was positive performance within virtually all of our funds. NAV growth added 1.6 billion of AUM to our AUM. The contribution by this segment was a $900 million increase related to the hybrid funds, $300 million increase related to private equity and a $400 million increase related to our liquid hedge funds.

Now focusing on performance, we saw performance – positive performance returns across the board in our hedge funds. As Wes mentioned, with our Drawbridge Special Ops Fund of 10.7 percent up for the year through June, and Macro up 11.3 percent, we made considerable progress towards reaching the funds respective high watermarks established in 2008. Finally, as Wes also mentioned, both funds had significant positive performance in July.

On the distributable earnings front, the previous mentioned AUM growth and performance results are starting to have a positive impact. For the quarter, pre-tax distributable earnings was 59 million or 12 cents per dividend paying share, which was an improvement of $1 million from the second quarter last year and 50 million over the first quarter of this year.

Fund Management DE, which is a measure of our fund net fee based operating results was 53 million for the quarter, and our principal investments, which reflects earnings from our balance sheet was a positive 6 million for the quarter.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

Fund Management DE increased 9 million from the first quarter. This is primarily due to improved margins, which increased from 41 percent in Q1 to 45 percent, as revenues were 9 percent higher and operating expenses were 5 percent lower based on ongoing expense management efforts within and across the businesses.

Principal finance increased 41 million from a loss of 35 million in the first quarter to a gain of 6 million in the second quarter. This was primarily related to mark-to-market gains in our hedge fund investments, and the fact that we had no impairment charges on any of our balance sheet investments in the second quarter versus 32 million in impairments in the first quarter.

Finally, as had I touched on earlier, we had significant developments regard to our balance sheet during the quarter. The main highlights during the quarter were the successful completion of a 220 million net capital raise in May; a 110 million of the proceeds were used to pay down our term bank debt. In total this year, we have paid down approximately $320 million of debt, bringing our outstanding balance to approximately 410 million.

We believe that this lower leverage, including cash on the balance sheet and the low cost of the remaining debt is a significant benefit to the company.

Our investment portfolio ended the quarter at 768 million, of which – it consisted of 601 million in private equity assets, 116 million in hedge fund assets, and 51 million in publicly-traded securities. The value of our assets increased $68 million during the quarter. The increase was primarily comprised of a $54 million increase in the private equity investments and publicly-traded securities.

However, this value change does not affect DE on a current basis, but rather only upon a realization event or if we incur an impairment. The remainder of the value increase of the assets related to mark-to-market gains on our hedge fund investments, which in this case does flow through our DE results on a current basis.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

As it relates to taxes for DE purposes, as of now, we are estimating that our 2009 effective tax rate would be between 21 and 27 percent, but, as you know, this estimate is sensitive to change in our income mix for the year.

In closing, we had a number of positive results in the quarter. We are staying intensely focused on managing our fund investments and operations, and evaluating our organization to optimize our results for all stakeholders.

Now, we will open it up for questions.

Operator:

At this time, I would like to remind everyone, if you’d like to ask a question, please press star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Roger Freeman of Barclays Capital.

Roger Freeman:	Hi. Good morning. I guess first, you know Wes, may be can you just sort of clarify some of the questions that have been out there about any potential change in strategy for the company, with Dan coming on board, there was that FT article that, you know, been leaked by somebody that was at an employee meeting. Can you just sort of talk about, are there any changes with respect to sort of acquisition strategy, et cetera?

Wes Edens:

You know, Roger, it’s not so much a change in strategy per se; it’s the – it is something we’ve talked about internally for a long time, which is you know the need to focus on the day-to-day operations and management of the company as a full time job, and then focus on the investing of the capital you know separate and apart from that.

And so, myself, Randy, Rob running the private equity business, that’s what we’re focused on, Pete and Dean and others running the credit businesses; Mike, Adam and others running the Macro businesses. We’re very focused on the day-to-day management of our investors’ capital.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

And it’s not to say that the strategy is going to shift per se, but we do think that there are many, many other things we could be doing as a firm, and doing them in a part-time basis, which is simply something we knew in the long run was not the right answer.

And while we knew it was not the right answer and it’s a difficult thing to find the right person to do this, you know Dan is the guy that’s got a tremendous amount of substance and has had you know lots and lots of experience. He has been a CEO of obviously a very substantial financial institution before. He’ll focus on the day-to-day management of the company. I do think that as a – in the ordinary course of our activities, we will be very focused on other kinds of things that are out there in the world and there are lots and lots of opportunities.

And so, just like we have lots of opportunities in our investment businesses that the three groups are focused on, we think there’s lots of opportunities as a firm that we can be focused on as well. And so, both you know allow us to realize you know our ambitions and our potential as a firm. Hence, the right thing to do is to make the appropriate changes to put somebody in charge of that and that’s why we’re very excited to have Dan here.

Roger Freeman:	Well, let me maybe ask it this way. I mean, that was a helpful answer to me. But as you look at how you have been spending your time – I guess two questions. One is how much of your time was spent on the investment process previously versus the administrative responsibilities of running the company? And secondly, in that sort of you know balance of time you had to you know figure out, what kinds of opportunities either you know did you not get to pursue as much as you would have liked to or maybe that even pass the company by because you couldn’t put the effort into it?

Wes Edens:	It’s hard to put a number on that. I’d say that you know specifically – I obviously spent the bulk of my time you know on the businesses that we’re investing in, so the private equity business in particular. And of course the demands of those businesses in the last couple of years just given the – you know the sorry state of affairs in the credit markets and the economy overall have increased. And so, a modest percentage of the time was spent on strategic focus of the company, which we really would have run collectively as a partnership between myself, Pete, Mike, you know others.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

And so, I think that today where we see a tremendous array of things that we could be doing as a firm and trying to formulate exactly what the company we want to look like and it’d be shaped like 12 months from now, 24 months from now, et cetera, and simply doing that in a part time basis collectively among all of us is a much less satisfactory result than having you know a person in charge of the whole thing.

Roger Freeman:	OK. And then, I guess you know as we look at some of the investment opportunities, you know you’ve obviously been engaged in the distressed area, and you – you know bringing Dan on as somebody who has a lot of experience obviously in the mortgage business, what kind of doors in sort of distressed mortgages you think it can open up for you?

Wes Edens:

It’s – you know we are very engaged in the distressed businesses right now. As I said, you know the hybrid businesses had a big quarter in terms of new investment stuff and I’ll turn it over to Pete to comment on that. In private equity, we think that there are a myriad of opportunities for our companies, and with the balance sheets in great shape, which by and large they are, we think there’s a lot of things we can do there.

And just to try and put a final point to this, Roger, because I’m not trying to be evasive about it or not give a direct answer, we think as a firm there’s lots and lots of different things to do. And you know the world is going to consolidate I think in the financial services space and there’s going to be winners and there’s going to be losers, and we fully intend to be one of the winners. And so, we’re very focused on that and I think that bringing Dan in and his capabilities gives us a real you know focus on that.

In addition to Dan being a terrific manager and the leader of people, you know Pete and he actually originally met when Dan was in – working for General Electric, working in Asia. Pete was over with Goldman you know running the distressed business in Asia. So, there’s been a lot of direct investment as investors as well, but have – you know Pete, some thoughts on that?

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

Pete Briger:

Yes. Just to echo what Wes said about my introduction to Dan, he was running GE Capital in Asia during the Asia crisis. I was running the distressed debt business for Goldman in Asia and actually started the distressed debt business for Goldman in Asia and got to work with Dan as a partner on multiple transactions, but more so got to see what Dan accomplished in Asia.

And so, just to your point about the mortgage business, I don’t know if Dan will add anything to the mortgage business. Certainly, he will, if there are opportunities out there for his judgment to help us. But in particular if you look at the number of businesses that Dan was responsible for, buying for GE, GE Capital during that period, it was simply phenomenal. And what I was so impressed by, which really kicked off our relationship, was Dan’s ability to analyze situations and to end up in the driver’s seat buying significant companies all over Asia.

So I think that certainly there is a track record there in Asia that was really unequaled in that period of time, and certainly what he is going on to do at Fannie Mae, et cetera, will provide I think lots of opportunities for us. But I really think that if you look at Dan’s background as a manager of financial businesses and the diversity of what he has been involved in, it’s exactly what we thought we needed at Fortress.

Roger Freeman:	OK, great. And just one question for you, just on – and I’ll hop back in the queue. The hybrid private equity, the 7 million incentive fees this quarter, it looks like if you do the math on that versus the 79 million of capital return that those initial investments have generated gains of over 100 percent. Is that right?

Dan Bass:	No. It’s not that they’ve generated – some of these were – there was some small – we returned some capital that was not related to gains. And so, it was just a subset of that generated the 7 million.

Roger Freeman:	OK.

Pete Briger:	Yes. Roger, I wouldn’t say though that the credit investing business outside of DBSO, which has done well this half of the year and continues to do well, the

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

private equity business that we raised last year has done extremely well this year, both on an absolute and a relative basis, relative to where the capital was invested and relative to what it’s done this year.

Roger Freeman:	OK. All right, thanks.

Operator:	Your next question comes from the line of Marc Irizarry of Goldman Sachs.

Marc Irizarry:	Great, thanks. Wes, just a couple questions on LPs and capital formation. You know I guess in the beginning of the year and the end of last year, you know investors were really frozen in looking to increase liquidity and probably found themselves very overcommitted to private equity. You know over the last couple of weeks or maybe months, I don’t know, can you comment on any discernible change in attitude towards formation of capital on the private investment side?

Wes Edens:

Well, it doesn’t change you know on a daily or weekly basis obviously, Marc. But I think that when you look at where the world was at the end of the year in kind of great distress across all markets and a lot of uncertainty, clearly we’re in a much, much better place today than we were in the 1st of March. And I think the investors feel that as well.

So I’ve had many conversations with LPs in the last number of months. And I think that you know as we see less uncertainty in our investment portfolios, they see less uncertainty in their investment portfolios too. And I think that you’re in a healing process. That’s going to take sometime, but I do think you’re going to get back into the ordinary course of allocating capital and making new investments et cetera as the markets continues to stabilize.

So overall, clearly in a much better place today than it was at the beginning of the year. I still think it has got a long way to go in terms of regaining normalcy of capital formation and it’s going to go to those folks that I think have done a good job in mending existing capital, which has been our focus as a firm. We’ve had some great new initiatives certainly in the credit businesses and also very notably in the macro business, which they’ve had a tremendous year thus far, have actually raised new capital.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

So, you know markets will return we think to the ordinary course and we’ll get our share, hopefully more than our share of the capital, but it’s clearly a much, much better place today than it was at the beginning of the year.

Marc Irizarry:	And then just continuing on private equity capital formation, if we do start to see some more IPOs hitting the market and LPs do get some capital returned to them. Do you expect that that’s going to also accelerate the opportunity for investing going forward?

Wes Edens:

I do. I do. I think that it’s not going to happen overnight and I think that – I think one of the things that it clearly is going to happen in the private equity business is a fundamental kind of relooking at allocations of capital and how you allocate capital between different strategies. We see probably the two greatest focus I’d say across the firm in terms of new investments capital coming in is kind of a bifurcation between people very interested still and taking exposure to credit in its various forms and then on a very, very opposite extreme is people that are focused on very liquid strategies and a great deal of transparency.

One thing that I think is clearly going to be the case going forward is you are going to see a real proliferation of separate accounts to give people absolute certainty on what they own, how it’s doing et cetera, it’s something we have done a fair bit of. It takes a fair bit of operational capability which obviously we have and some of the other big complexes do, but I think it’s going to lend, again one more step down the consolidation path as you look at the industry.

Marc Irizarry:	OK, great. And then just on the leadership change. If you think about the buckets distribution product and investing products if you will and acquisitions for the GP, what are sort of the priorities and also what lead to the timing of this? Obviously this is an argument that you could have made, that you wanted to focus more time on investing versus running the GP. Why now?

Wes Edens:	Well, it’s been something we’ve been talking about for a long time. I think that there’s a lot of very successful models in the investment management business, the people that have done a good job in separating out the

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

investment focus from the day to day management, probably the top of the list that says is the folks at PIMCO where Bill Gross and others spend their day-to-day looking for investment opportunities and managing the capital they manage and Mr. Thompson and the rest actually focus on running the business day-by-day.

I think in our case, it was just a simply a matter of being in the right place at the right time with Dan. I feel like we are very fortunate to have a person of his caliber on our Board who knew the company intimately that we had a personal relationship between myself and Pete and others. So, it really is an opportunistic situation as opposed to something which had some sentinel kind of timing associated with it.

I think in terms of the allocation across the firm and priorities, investment management firms live and die with performance, period, full stop. So, we’re very focused on performing at the highest level possible for our investors across all the businesses. I do think that incremental to that, there are, there’s another series of initiatives who reflect our ambitions with respect to our public investors, the people that have bought the stock and are now investors in the public company and we think there’s a whole another raft of potential acquisitions and business opportunities that we could be taking advantage of, and I think with the right focus, you know focusing on that on a full time basis, we put ourselves in a great position. Pete?

Pete Briger:	Marc, the other thing I would say, just coming out of the fourth quarter of last year, it became very apparent to us that practically we have a full time job managing our funds. And so, it became much more clear obviously in the trauma of the fourth quarter that this was something that we should place at a much higher level of importance. And so, Dan was really the logical person to do this and so we were fortunate that he was in a position to be able to accept an offer.

Marc Irizarry:	Oh, great, thanks for that, Pete. And Pete, just a question on the investing environment out there, it seems like we’re moving to a little bit more normalized environment in credit and a little more stability on the economic front. What are you doing tactically to position these days; and maybe if that extends to the macro, to the liquid hedge funds as well, just how are you thinking tactically about investment?

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Pete Briger:

Well, I take (inaudible) there’s obviously been trillions of dollars, $15 trillion that’s been put into the system in the form of cash and guarantees and other by the government in the U.S., and similar initiatives in countries around the world with banking systems that were overextended. And so, financial market prices have responded to that in a way that any kind of market would respond when there was more money put into the system.

I think that we feel at Fortress that you’re still going to see significant employment loss and you’re going to see economic deterioration for some period of time. You’re certainly going to see asset value disruption and that we don’t think that financing levels are going to return in a short period of time to where they were two and three years ago, and that corporate managers, real estate owners et cetera are going to be engaging in heroic efforts to keep their top line and their bottom line constant. So that equals asset value disruption.

I think the credit markets have responded well to the fact that the banking system around the world has not ended, and so risk-adjusted discount rates associated with the world’s senior most cash flows have come in from anywhere from 15 percent over the or the risk-free to 25 percent over the risk-free to still not a normalized relationship, but a better relationship. That doesn’t mean that there won’t be a significant amount of trauma, whereas Wes said that many of the financial institutions around the world that were not properly recapitalized won’t have to de-leverage, liquidate, de-merge on an assisted basis.

And so we think that there is going to be a replay in a much bigger and broader way of what happened during the RTC – maybe 30 to 50 times the size of that, to put that in context, and in many different countries around the world. I think that we’re looking at this from a Fortress perspective as the Great Liquidation. We sometimes refer to it as the Great Litigation because the capital structures are a lot more complex than they used to be, and there’s going to be lots of debtor, creditor enforcement litigations, there’s going to be lots of litigation in between creditor classes in these capital structures.

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Moderator: Lilly Donohue

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We also think that – at various times that this era is going to be referred to as the Great Taxation, because governments around the world are going to have to pay for all of this recapitalization and this economic deterioration. And so, from our perspective you know if we thought of this era as a lot of – we thought of this era as a lot of de-leveraging and a lot of assets, bank assets, financial assets, real assets coming on to the market and changing hands,

I think from our perspective, we also really see this as an ability as operators to take advantage of that. We have a phrase around Fortress, which we call a “dog’s breakfast,” which is, you have to be able to accommodate anything that’s being sold.

And so, you know if you look at the Zwirn portfolio you know that really is an example of a “dog’s breakfast.” There are lots and lots of different asset types there that you need to be able to service and collect and certainly to price.

And so, on the credit side if you ask me about tactics, I think that you know sort of financial market prices for corporate debt, for real estate debt, has gone up significantly, particularly in the senior portion of the capital structure, but in a lot of cases the junior portion of the capital structure.

There are lots, and lots, and lots of hedge funds, lots of shadow banking system that can take advantage of those opportunities. I think our emphasis is really going to be on the operational and infrastructure intensive investing category, and so, you know big addition in terms of Dan Mudd, but also a big historical emphasis for us. And so, I think that’s where we will seek to differentiate ourselves.

That’s not to say we won’t play in those securities markets, but I think certainly over the last four months you’ve seen a terrific run in those markets and even though there will be lots of idiosyncratic opportunities to make investments both in the long and short side, we see the emphasis being in – you know in the liquidations of financial institutions that are going to occur.

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Moderator: Lilly Donohue

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Marc Irizarry:	Great. Thanks.

Operator:	Your next question comes from the line of Craig Siegenthaler of Credit Suisse.

Craig Siegenthaler:	Thanks and good morning. First, Wes, just on your comments related to the banking sector and you know understand some of the restrictions there for private equity dollars, but wondering what changes would you like to see the Fed and Treasury do to kind of encourage Fortress and the rest of the private equity industry to recapitalize some of the banks?

Wes Edens:

Well, I think that it is you know just simply you know the other way to think about it is before the FDIC came out and issued their thoughts on prospective limitations or parameters regarding private equity investments, it was pretty hard for private equity investors to invest in banks. Right?

You have control issues, you have you know lots of difficult parameters with which to deal with and I think that all of the things they came out incrementally all make that incrementally more difficult. And I think you know my own view is that while it’s certainly appropriate to be thoughtful and mindful of what the issues might be in having private equity or other investors invest into the banking system, this is a sector that desperately still needs capital.

And although the –the government and the markets have actually contributed to you know stability of the biggest financial institutions. That said, you know the $56 billion raised I think 97 percent of it went to you know literally 15 institutions.

And you’ve got 8,285 other institutions, many of whom are undercapitalized and need capital, and I think that the real root result of that is, that it is very problematic for the economy, that said, a lot of those smaller financial institutions they have not been able to access the public markets, have not recapitalized, are in fact, the lenders to businesses.

And small businesses are the ones that you know provide a lot of the employment stability of the country and that’s something I think has got to be

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Moderator: Lilly Donohue

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an area of focus for the government. And to do so, they have got a lot of free flow of capital into it in some way, shape or form or suffer the consequences of having a stagnant banking system that really could retard a real economic recovery that’s meaningful.

So, you know we have had active dialogue, continue to have active dialogue, obviously, you know with the regulators and with the folks in Washington. And we believe that there certainly could be constructive results that achieve kind of the middle ground, of them feeling that they are well served, about making sure the investment in this sector is appropriate. But there is no doubt that there is still a lot of capital that needs to come in and I think you know encouraging you know one primary source, private equity as part of that could be a big part of the solution, so…

Pete Briger:

Just to add onto that point, you know we think that the government has done an admirable job in terms of bringing capital and assuring confidence in the banking system, and putting us on the footing where we can now act in a coordinated fashion where the equity and debt markets are more normalized.

That being said, there were lots of actions that were taken in the fourth and first quarter, which were actions taken in the middle of the heat of battle, where you saw debtor, creditor rights being interfered with by the government, where you saw lots of uncertainty brought into the markets when the government really needed to make sure that the banking system was in a better position.

So I think that what we’ll see over the next 18 months is a time where clear minds can prevail in terms of debtor, creditor loss. I personally think that when you are trying to get yourself out of a credit crisis, you need to make sure that the credit granting process and debtor, creditor process is very clear.

I think one thing that investors really do weigh heavily is certainty. There are no such things as uncertainty premiums in our business, only uncertainty discounts.

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And so, when we are taking actions, when the Fed and the Treasury are taking actions in the marketplace, they have to be really focused on the long term implications of those.

And I think that having investors defocus and be part of that process is incredibly important in terms of the path that we’ll take out of this credit crisis.

Craig Siegenthaler:

Got it. Yes, I mean from margin perspective it looked like the control and ownership issues was one preventative measure, but in – do you think the one fund actually could be the insurance fund, which used to be under funded, and they keep raising assessment fees on the banks.

I mean that seems like it would be one driver, although, offsetting that is probably some mood in Washington for a lot of these smaller banks to go away.

Wes Edens:

Well, I think that you know there are 8,300 banks in the United States and I think it’s fair to say there are not 8,300 great management teams of any industry around the world. So it’s just an ample lot of banks and it’s probably true that there aren’t 8,300 good regulators for any – any you know business around the world.

So I think it creates a lot of complexity from a financial system standpoint. You’ve got a real consolidation and a handful of big institutions than literally 1000s and 1000s of other small institutions. I think you’re going to see a lot of real consolidation at different levels.

Consolidation happened the last time there was a financial crisis during the RTC days. The consolidators then in many cases were the big regionals that then became some of the bigger financial institutions, right? That’s how NCNB and Wells Fargo and a number of the other of the large regional banks became very large national banks.

I think if that has already taken place, the problem now is that many of the regional banks themselves are among those that are the most distressed in terms of their capital adequacy. So far from being solution providers they themselves are issues that have to be dealt with. So it needs capital and needs

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Moderator: Lilly Donohue

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attention, and I think that – I think that the markets and the government will get to the right place. It couldn’t happen soon enough from our perspective. So…

Craig Siegenthaler:	Yes. And then, actually, second question here. When you think about normalized earnings power for the Fortress stock, you know your three traditional strategies – private equity, liquid hedge funds, hybrid hedge funds – how can you – how can we think about where those fund NAV levels are relative to high watermarks and the potential for them to start generating performance fees maybe this year or was it too early for some buckets? You know just on – just that question on earnings power.

Wes Edens:

Well, the earnings of the quarter and of the year-to-date are almost exclusively management fees. And historically, you know there’s been a pretty healthy mix between management fees and performance fees. You know our businesses are geared towards performance and we knew coming into the start of this year that we had a lot of work to do really in every business line.

Everyone had you know your NAV or high watermarks, and through the first six, now seven months of the year, you know knock on wood, we’ve had a tremendous you know run of closing the gap between those high watermarks and actually getting back there. You know Mike is approximately  2/3 of the way there. You know Pete is you know well over half of the way there. The – you know the private equity funds have had very substantial mark-to-market performance you know this year to get back.

So there’s no kind of one you know definitive statement I could make about when we’re going to get there. I think that our expectations are that the – if things continue to get better or we continue to have good performance, thay performance fees will once again be a part of our earnings profile for next year. It’s conceivable. We could have some modest you know performance as we did you know in this quarter, but I think that the bulk of that we expect and hope for and look for, frankly, is really for next year.

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Moderator: Lilly Donohue

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Craig Siegenthaler:	And then, one quick question. Ending share count – was that – I didn’t see in the press release, we have the weighted average, was it 507 million including the capital raise?

Dan Bass:	Yes, 507 million for the dividend paying shares, yes.

Wes Edens:	That’s right.

Craig Siegenthaler:	Perfect. All right. Thanks for taking my question.

Dan Bass:	We had 46 million shares with the offering.

Wes Edens:	That’s right.

Craig Siegenthaler:	Thank you.

Wes Edens:	Sure. Thanks, Craig.

Operator:	Your next question comes from the line of Dan Fannon of Jefferies.

Dan Fannon:	Good morning. Can you guys talk about fees on new capital that you’re raising and you know how that compares with your existing funds? Then also talk about the redemptions that we – that were posted in the quarter and you know how that might flow into the SPV and kind of how that’s liquidating as well?

Wes Edens:	Well, the fee structures of the new capital formed are essentially unchanged from where they have been historically. So we haven’t seen you know a significant change in fees. I think that there is a lot of differentiation in terms of people giving capital to folks that they think can earn them on incremental returns, but we haven’t seen a real delineation in terms of the fee structure themselves. So number one. With respect to the second question, Dan

Dan Bass:	Yes. With the redemptions of the 700 million shown in the quarter, you know roughly a third of those were from the SPV payouts in Mike and Pete’s funds, Pete’s funds being on the – you know from the private equity style payout, and Mike’s funds on the SPV. So I’d say 1/3 were of the 700 across the business was from the SPV.

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Dan Fannon:	And what does the SPV stand at then?

Dan Bass:	The SPV is about – it’s about 1.1 billion.

Pete Briger:	One point two billion.

Dan Bass:	One point two billion.

Dan Fannon:	OK. Thank you.

Operator:	Your next question comes from the line of Robert Lee of KBW.

Robert Lee:	Thanks. Good morning.

Wes Edens:	Morning.

Robert Lee:

First question I have is really on the macro or the liquid hedge fund business. I mean, if I think back over the last year or so, you know you pretty much dramatically reshaped that, you know I think whittled it down to if I am not mistaken, and I think the four key PNs and kind of refocus on the macro strategies, but – and re-launched the fund too I guess.

But can you talk a little bit about you know how you’re thinking about that business going forward? Is it pretty much at this point just going to keep it where it is, because one of the things I think about is, as a public company, as a business you know to have a key business like that kind of dependent on just four people, one strategy, you kind of wonder about how much you should you know put a capitalized multiple on that? Is there a goal to kind of grow that – go back to growing that business and diversifying strategies?

Mike Novogratz:

You know I think it’s a two-step process. I think you know step one is to regain the credibility and trust with our investors, to put numbers back on the Board, to return the SPV, to get to our high watermark. I think we learned a bunch of lessons in the 2008 episode that we won’t repeat.

A part of that is you know building a much better infrastructure underneath the investor platform, and part of that will be I think in the future once we

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

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Confirmation # 21490515

accomplish those goals to grow separate silos, like our commodity fund. And so, I think the future growth will be businesses like the commodity fund where you start with a small business and you grow it organically as opposed to one mega fund.

Robert Lee:	OK. And just – I know it’s still early in the game, still kind of working through the redemption cycle, but what kind of feedback are you hearing from prospective investors or existing investors to the extent you put up – you did have to put up some gates? Is that – are you finding that a roadblock in your conversations? Is that something that a lot of prospective investors are kind of throwing back at you?

Mike Novogratz:	Not really. I think no one was happy with us putting up gates or the industry in general late last year. That said, I think you know we’ve kind of done what we’ve laid out – laid out what we were going to do. We’re getting a lot of credit for that. Four of our six largest investors have re-opted and put new money into the fund, which is a good sign, and we see a pretty healthy pipeline. There is a lot of demand for liquid transparent strategies out there. And so, you know my guess is in the next 12 months we have a significant amount of capital inflow.

Robert Lee:	All right, great. And maybe just one quick kind of modeling question. You know you guys don’t report an after-tax DE each quarter, but how should we be thinking of you know – or what your thoughts are about kind of the tax rate for a full year at this juncture? Is there…

Dan Bass:	Yes, as I mentioned in my comments, we’re looking at 21 to 27 percent. So I would say you know somewhere in the middle of that range is a reasonable estimate at this point.

Robert Lee:	All right, great. Thank you very much.

Operator:	Your next question comes from the line of Roger Smith of FPK.

Roger Smith:	Thanks very much. The public companies, they did perform very well this quarter. Can you give us an idea of where Fortress stands right now in terms of the gain, loss position?

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Moderator: Lilly Donohue

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Wes Edens:

You know, we don’t disclose the gain, loss with respect to every underlying fund. We have had you know obviously very, very substantial gains in the quarter and continued here through the month, you know primarily as a result of great performance of those businesses.

You know I think that maybe we were overly penalized when the market went sideways in terms of the evaluations of some of the public companies, and we still we think have got a long ways to go in terms of the ultimate performance of them. You know the reported earnings yesterday on Brookdale that has been a tremendous business for us and we think it has an incredible future. We’re going to report earnings on a handful of the other companies here in the next couple days. And as I said we think that the performance is really – the performance of the underlying businesses.

So our goal obviously is to get back to kind of high watermarks in each one of the funds and earn profits for our investors and I’m quite confident we’re going to do so. We still have one or two things that we’re very focused on in terms of financings. But the bulk of that, we’ve had a tremendous amount of the good success in the past couple of years and avoiding kind of material problems and now it’s all about being focused on the businesses and making money going forward.

Roger Smith:	OK. Now that’s fine. And then you did mention one IPO for portfolio company, I’m guessing. And then how do you balance that versus growing the book or growing the companies through either acquisitions or extracting value through asset financing and stuff like that. How should we really think about the way the portfolio might shape up in the next two years?

Wes Edens:	Well, we think that there are lots of opportunities for just as we need those opportunities for Fortress as a company to grow incrementally, not only in our investment businesses but as a firm. We feel the same way about many of our portfolio companies. And having a clean balance sheet and access to capital puts you in a very good position vis-à-vis the competition in the industry. So the IPO that we have filed for our short line railroad business is reflective of our views about what we think that the future and our ambitions are for that particular company in that particular industry.

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Moderator: Lilly Donohue

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So, and I do think you’ll find others. The equity capital markets have opened to an extent. I think they are quite discriminating with respect to the businesses that they will capitalize. But I think you will see actually a lot of capital markets activity out of our book of business and I suspect out of other firms like ours in the next 12 months.

Roger Smith:	OK. And then if I just switch over to the banking opportunity here, not to assume that impediments do go away and that you guys can end up buying some of these banks. What would be a differentiated strategy that you guys might bring? I know in the past when we talked about the private equity business it’s been really about asset financing. How do you kind of see your strategy in being somewhat superior to others in that space?

Wes Edens:

We have spent perhaps the bulk of our career, myself, Pete, others, in the financial institution space. This is not us responding opportunistically to a sector that we think is going to have good upside. It’s really us being focused on something which we’ve done for decades, both individually and as a group. I think there’s a lot of operational intensity. There’s a lot of regulatory intensity when you get into those industries and this is something that is placed to kind of the experiences of the firm of the individuals.

I think that a very good example of this is the awarding of this liquidation of the Zwirn funds earlier this past quarter was one that was highly contested, a lot of different firms looking at it. As Pete said there was a great variety of different assets and a great amount of operational intensity to that portfolio and we were selected on the basis of both intellect and competency regarding the investments, but also the operations and the minding of the store in terms of the day-to-day aspects of it.

And I think, we think the financial institutions they are very much of that elk, you know they’ve got lots, lots and lots of line items of different assets that they own that need to be resolved and dealt with. And that’s something which has been a real strength of ours as a firm.

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Moderator: Lilly Donohue

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Roger Smith:	OK. And then on the separate accounts you mentioned I think that seems to be operationally viable type of product offering the hedge funds? Is that something we can end up seeing you guys are offering on a separate account basis within 2009?

Wes Edens:	Well, we have already and we expect to actually do a fair bit more of it. It has a lot of operational demands on a business and again, from our standpoint, we have invested a tremendous amount of money and time and human resources on building out those operations. And should – this should be that big, big part of our business. Like you can see a lot of in the industry generally, but I think that a lot of smaller firms I think will have more challenging time in actually implementing this. But it is something that clearly that investors want, we are responsive to it and we think we’ll do a lot of it in the future.

Roger Smith:	OK, great. Thanks very much.

Operator:	You have a follow-up question from the line of Roger Freeman of Barclays Capital.

Roger Freeman:	Hi, just a few follow-ups. Pete, just coming back to some of your comments before referencing, sort of contract law and investor willingness to participate. There still is still some discussion around a potential mortgage cram down, legislation, given – particular sort of banks and services have been doing a pretty lousy job on the modification front. So I guess I’m wondering from your perspective how big a risk around that – how big a risk is there around that in terms of – sort of investors feeling comfortable with the landscape around contract law?

Pete Briger:

Well, I think that investors are concerned about government interference in Debtor-Creditor Laws. And I think there is a risk premium that exists in the U.S. market for the first time around Debtor-Creditor Laws interference. And I think it’s important that that uncertainty be removed to the greatest extent possible to give us every advantage to come out of this credit crisis.

I think in the mortgage area in particular, there is a big issue right now in that first mortgage investors, security owners, and the banking system, the commercial banking system have a very different alignment and currently the

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Moderator: Lilly Donohue

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loan modification plan of the government does not properly deal with equitable treatment of senior and subordinated debt. And so that is a big issue for – really the second biggest fixed income market in the world. And I think when you look at situations like Chrysler and GMAC, it only serves to hurt our ability to come out of the credit crisis in fine fashion.

That being said in the context of what was going on with the banking system in the fourth and first quarter of this year, I’m not sure that the Treasury at that point made bad decisions with respect to coming up with solutions. I think now though that the pressure is off that the banking system might actually fail, the Fed, the National Economic Council, the Treasury needs to step back and say, “what is the longer term implications for doing some of these things which clearly in the short term help the banking industry that’s got a huge concentration in second mortgages and in servicing rights as they represent 65 to 70 percent of all mortgage servicing in the country”.

Short term, it may help the banking industry but long term; it’s going to hurt U.S. credibility with respect to the extension of credit and the collectability of credit. So my biggest fear is that you have some kind of permanent impairment in people’s views of U.S. Debtor-Creditor Laws. I think the Treasury is on it, I think that the Fed is on it, and I think that you’re at a point in time where people can step back and start to make decisions that really flow in terms of the long term best interest of the credit markets as opposed to a more parochial view of bailing out the banking industry through you know a – an alternative means.

Roger Freeman:	OK. Great. Thanks. And I guess, Wes, on the banking opportunity you know let’s take the other side of this, assuming that the restrictions don’t get any better, how far are you willing to sort of take the opportunity, i.e., do you have work around solutions for Fortress to take advantage of this? Do you spin-out and become a bank holding company, because the opportunity here is so big?

Wes Edens:	You know it’s something we’ve talked about. You know it’s – obviously, the decision to do something like that is a big decision, and I think that you need to get more clarity with regards to the regulatory environment before you’d ever really seriously contemplate doing that, but we think that you know, as

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

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Pete said earlier, and I really believe, I think it’s very early in terms of the financial recapitalization of the banking system and the associated assets. I mean there has not been you know whole scale liquidations of assets off a balance sheet.

There’s been nothing close to the experiences that we had even in the RTC, and yet the size and dimension of the problem is many, many times that. So a little bit of it, Roger, it’s going to be a function of you know how this plays out with the regulators and how they choose to encourage capital that come into the sector.

And I think that it’s a pretty lively topic around our firm and it’s something that you know I think that we’ll make some good decisions and got judgments about in the next you know number of months. So – but everything is actually on the table in terms of the potential ways that we could expose ourselves from a capital perspective to the opportunity.

Roger Freeman:	OK. Got it. And again, private equity a couple questions there. Can you say – I guess sort you know you sort of can’t talk about returns, but can you talk about the sort of where the portfolio in aggregate, how far below cost it is at this point?

Wes Edens:	We don’t give disclosure on individual funds, some of the funds are you know, obviously, above cost, some of them are below cost. You know the one thing you can say with great clarity is that they are in much, much better you know shape from a mark-to-market perspective today than they were you know a handful of months ago.

Roger Freeman:	OK.

Wes Edens:	So I’m sure that’s not a satisfactory answer in terms of creating great amounts of – in terms of great amounts of clarity about that, but it’s – I mean it’s been a very positive series of returns and we think there’s every reason to believe that they are going to continue you know as we – you know the corner stone of recovery of those funds is the performance of the underlying businesses and you can see most visibly in some of the public companies, so we’ve had lots of great results in terms of the underlying companies as well, although, all that is

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Moderator: Lilly Donohue

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to be said is that you know in many cases the earnings results are driven by a focus on you know curtailing expense and running the businesses from an operating perspective you know to the best possible way.

In a handful of companies and I use senior living as one of those examples, who actually had actual revenue growth, substantial revenue growth over the past 12 months. And so, once you get back to a place where you’re generating revenue growth as well as maintaining expense levels then I think you’ll see the performance continue to do well. So...

Roger Freeman:	Do you have other companies potentially in the pipeline for IPOs in the next 12 months?

Wes Edens:	The only one that we have announced is the one that I previously had mentioned, which is a railroad company. We do think there are other companies that – if they continue to do well and the markets continue to stabilize, would benefit from you know equity – capital market activity, but there’s nothing else that we are in a position to announce at this time.

Roger Freeman:	OK. And then private equity, maybe Dan, there was some step up in operating cost sequentially. Is any of that comp driven, or is that mostly non-comp?

Wes Edens:	No. There’s just nothing really notable there. Anything that would really show is not something which is a material change. We haven’t had – you know we didn’t build those businesses up with personnel so much. We haven’t really had to have...

Roger Freeman:	Right.

Wes Edens:	...a substantial restructuring any other way, but there’s nothing really notable in those numbers to be taken (inaudible).

Roger Freeman:	So you didn’t have any increase really in any comp accrual. You know we saw that yesterday with Och-Ziff and sort of the comment was, from a competitive standpoint you know there’s some of the incentive accrual that they wanted to build in at this point in the year.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

Do you feel any of that pressure, given you know you’ve got some better returns here, the hiring environment has gotten better in terms of retention?

Wes Edens:

No. We’re obviously very focused on our people; it’s our most important asset and we want to attract and retain kind of the best and highest quality people, and so we’re very focused on being competitive about it.

But at the end of the day, it’s – there’s a sequencing for compensation in our businesses; first performance, then payment, and so we’re right now very focused on the performance of the underlying businesses, and I have no doubt, whatsoever, that we’ll be able to attract and maintain the quality of the folks that we have, as long as we have those numbers and we’ll pay competitively to do so.

Roger Freeman:	OK. And just two more quick ones. As you look at the third quarter, fundraising, the second quarter was outside of what you took on from Zwirn, not a lot of new fundraising. It sounds like from what you’re saying, third quarter could be a decent pick up with the launch of this second credit fund, et cetera?

Wes Edens:	Yes. It’s a little bit arbitrary and when we break it into quarters simply because the markets are much better. You also have you know July and August, which are summer months and that probably constrains things a little bit, but by and large the overall tenor of the capital formation for us and for the industry is clearly on mend So...

Roger Freeman:	OK. And then just lastly, Mike, can you maybe talk about what sort of drove the strong Macro Fund returns in the quarter in terms of you know asset classes, sort of how you were positioned? And then you know as far as redemptions go, does it look like from your seat here today we’re done with net redemptions for the third quarter? Those are my questions.

Mike Novogratz:	You know on the performance side, the bulk of the gains were from the fixed income and the currency strategies. First being long fixed income and being short fixed income, mostly being long risk, you know high risk currencies, so emerging market type currencies. A lot of trading gains as well, within that performance, so it’s been kind of a high sharp ratio, a good grind up.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

08-05-09/8:00 a.m. ET

Confirmation # 21490515

You know from the redemption side, I wish I had a crystal ball. Our general sense is you know most of the people that wanted to get their money out got their money out. There are a few investors that have their own issues that I’m sure we will still see some redemptions. My guess though is, we’re kind of turning the corner and the new pipeline of money will certainly outweigh redemptions in time.

Roger Freeman:	Great. Thanks a lot.

Operator:	At this time, there are no further questions. I’ll now return the call to Lilly Donohue for any closing remarks.

Lilly Donohue:	Well, we really appreciate everyone joining us this morning. Obviously, I welcome everyone to call if you have any follow-up questions to the Investor Relations Group. Thanks so much everyone. Bye-bye.

Operator:	Thank you. That does conclude today’s Fortress Conference Call. You may now disconnect.

END